EXHIBIT 99.1

CHARLOTTE RUSSE

ANNOUNCES SECOND QUARTER RESULTS

•	28% Second Quarter Sales Growth With Same Store Sales Increase of 3.5%

•	Company Achieves Break-Even Net Income and EPS Which Included 1 Cent Reserve Reversal Related to Closure of Charlotte’s Room Stores

•	6 New Stores Open in Quarter — 50 Planned for Fiscal 2004

•	Cash Position of $41 Million Up From $18 Million Last Year

SAN DIEGO, California, April 15, 2004 – Charlotte Russe Holding, Inc. (Nasdaq/NM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today reported financial results for the second quarter of fiscal 2004 ended March 27, 2004.

Mark Hoffman, Chief Executive Officer, remarked: “Three weeks ago, we revised our financial guidance for the second quarter of fiscal 2004 to expect low-single-digit comparable store sales increases and earnings per share ranging from a loss of 2 cents per share to break-even. The actual results were in line with those expectations. As reflected in this press release, our comparable store sales increased 3.5% during the second quarter, and net income was a break-even.

“As noted in the financial statements, the second quarter benefited from the reversal of reserves for store closing costs associated with the Charlotte’s Room stores, representing a 1 cent improvement to EPS. Excluding store closure items in both years, the second quarter EPS improved from a loss of 7 cents per share last year to a loss of 1 cent per share this year.

“Strong sales of clearance merchandise immediately after the Christmas holiday provided a good start for the quarter; however, the markdowns realized during that promotion period were higher than last year’s post-holiday clearance. As a transition month, February did not provide much of a reading on the impact of merchandising initiatives that were set in motion by our new GMM’s, Donna Derosiers for the Charlotte Russe chain and Brad Cunningham for the Rampage chain. With new floor sets of fresh spring assortments by early-March, we began to see signs of improvements in sales.

Hoffman continued: “It is my sense that improvements in the retail environment have contributed to our sales growth. Feminine and pretty styles in bright spring colors can be seen across our merchandise offerings and our customer seems to be shopping more than she has in a while. March sales reflected the strength of accessories and sales of apparel at promotional prices. However, I also feel that we may be seeing the beginning of some traction from the new merchandising strategies that have been implemented. And, consistent with our traditional focus on inventory management, we delivered comparable store sales increases on a 2.2% decline in inventories at stores open for more than one year.

4645 Morena Boulevard, San Diego, California 92117 Phone 858-587-1500 Fax 858-875-0330

“While I am cautiously optimistic about the prospects for the next three months, we need to see stronger selling of regular priced goods before concluding that our merchandising initiatives are driving sales. Therefore, assuming no significant change in the overall retailing environment, we would guide investors to expect single-digit positive comparable store sales in the third quarter of fiscal 2004 ended June 2004 with diluted earnings per share of 15 to 19 cents, compared to 12 cents last year.

“In terms of the company’s financial position, we ended March 2004 with $41.0 million of cash on the balance sheet after having spent $9.7 million for capital expenditures during the first half of fiscal 2004. We are on plan to open 50 new stores during fiscal 2004. With stockholders’ equity of $148.6 million and no long-term debt, we expect to fund approximately $28 million of capital expenditures in fiscal 2004 with available cash balances and internally generated cashflow from operations,” the Chief Executive concluded.

Financial Results:

Net sales for the second quarter increased 28% to $118.8 million from $93.1 million for the second quarter last year. Comparable store sales increased 3.5% during the quarter, compared to a decrease of 11.6% for the second quarter of fiscal 2003.

Net sales for the first 26 weeks of fiscal 2004 were $268.1 million, an increase of 18% from $226.4 million for the same period last year. Comparable store sales decreased 2.8% during the 26-week period, compared to a decrease of 7.2% that was reported for the same period last year.

Operating income for the second quarter was $13,000 as compared to a loss of $8.0 million for the same quarter last year. Operating results, before taking into account the reversal of $325,000 of store closure costs this year and the $5.5 million charge last year, was a loss of $312,000 as compared to loss of $2.5 million. Net income was $11,000 as compared to a loss of $4.9 million in the same quarter last year. Diluted earnings per share was zero for the quarter compared to a loss of 23 cents for the same quarter of the prior year. Excluding the impact of the store closure charge last year and the partial reversal in the current quarter, diluted earnings per share improved to a loss of 1 cent from a loss of 7 cents last year. The average number of shares outstanding during the second quarter of fiscal 2004 was 23.9 million on a diluted basis.

Operating income for the first 26 weeks of fiscal 2004 increased 154% to $10.8 million from $4.3 million for the same period last year. Operating income, before taking into account the store closure charge and the partial reversal, increased 7.5% to $10.5 million from $9.8 million on a year-to-date basis. Net income increased 159% to $6.6 million from $2.5 million for the same period last year. Diluted earnings per share for the 26-week period was 28 cents as compared to 11 cents for the same period of the prior year, an increase of 155%. Excluding the impact of store closure charges and the partial reversal in the current quarter, diluted earnings per share on a year-to-date basis improved to 27 cents from 25 cents last year.

Charlotte Russe Holding, Inc. is a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. The company operated a total of 335 stores in 38 states and Puerto Rico, as of March 27, 2004, which included 24 new stores opened during the first half of fiscal 2004. In total, the company expects to open 50 new Charlotte Russe and Rampage stores during fiscal 2004 which ends in September 2004.

The “Charlotte Russe” stores offer fashionable, affordable apparel and accessories that have been tested and accepted by the marketplace, thus appealing to women who prefer established fashion trends. The “Rampage” stores feature trendsetting apparel & accessories and appeal to women with a flair for making fashion statements and who want runway-inspired fashion, quality and value.

Interested listeners are invited to participate in today’s Charlotte Russe conference call at 11:00 a.m. Eastern Time which will be broadcast over the internet at http://www.charlotte-russe.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the Company’s web site shortly after the call, or by calling (877)519-4471, PIN: 4540155.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the company’s business, is set forth in the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on December 19, 2003, and any amendments thereto.

— Financial statements follow —

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in 000’s, except per share data)

(unaudited)

	Second Quarter Ended		Six Months Ended
	March 27, 2004	March 29, 2003	March 27, 2004	March 29, 2003
Net sales	$118,776	$93,098	$268,067	$226,427
Cost of goods sold	93,766	74,841	203,883	171,578

Gross profit	25,010	18,257	64,184	54,849

Selling, general & administrative expenses	25,322	20,752	53,688	45,085
Store closing costs	(325)	5,500	(325)	5,500

Operating income(loss)	13	(7,995)	10,821	4,264

Interest income, net	81	22	118	31
Other charges	(75)	(73)	(150)	(135)

Income(loss) before income taxes	19	(8,046)	10,789	4,160

Income tax expense(benefit)	8	(3,139)	4,208	1,622

Net income(loss)	$11	$(4,907)	$6,581	$2,538

Basic earnings(loss) per share	$0.00	$(0.23)	$0.31	$0.12

Diluted earnings(loss) per share	$0.00	$(0.23)	$0.28	$0.11

Basic weighted average shares outstanding	21,511	21,236	21,438	21,226
Diluted weighted average shares outstanding	23,900	21,236	23,827	23,494

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in 000’s)

(unaudited)

	March 27, 2004	March 29, 2003
ASSETS
Cash and cash equivalents	$40,980	$17,694
Inventories	37,645	34,683
Other current assets	2,894	8,044
Deferred tax assets	5,800	4,600

Total current assets	87,319	65,021

Fixed assets, net	100,317	95,280
Goodwill, net	28,790	28,790
Other assets	1,872	1,371

Total assets	$218,298	$190,462

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$30,788	$26,583
Accounts payable, other	2,615	4,049
Accrued payroll and related expense	4,466	2,320
Income and sales taxes payable	3,620	1,580
Other current liabilities	10,623	10,244

Total current liabilities	52,112	44,776

Deferred rent	10,934	9,066
Other liabilities	318	283
Deferred tax liabilities	6,300	5,000

Total liabilities	69,664	59,125

Total stockholders’ equity	148,634	131,337

Total liabilities and stockholders’ equity	$218,298	$190,462